Intrawest Reports Fiscal 2017 Second Quarter Results

Denver, Colorado, February 2, 2017- Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and six months ended December 31, 2016.
Second Quarter Highlights

•	Net loss attributable to Intrawest Resorts Holdings, Inc. improved to $18.7 million compared to a net loss of $27.3 million in the second quarter of fiscal 2016.

•	Adjusted EBITDA improved by $14.0 million to $7.1 million compared to a loss of $6.9 million in the prior year period.

•	Total segment revenue increased by $17.4 million, or 16.8%, to $120.6 million compared to the prior year period.

•	Sales of season pass and frequency products for the 2016/2017 season were up approximately 12.5% as of January 29, 2017 versus the same time last year.

•	Canadian Mountain Holidays ("CMH") sales for winter reservations were up approximately 6.6% as of January 29, 2017 versus the same time last year.

"We are very pleased with our fiscal 2017 second quarter results, which represent not only significant growth over the prior year period, which was impacted by below average conditions in the East, but also a new Company record Adjusted EBITDA for the second quarter since fiscal 2011, the first year for which we provided results publicly. Our previous best was in fiscal 2014, and this quarter's Adjusted EBITDA exceeded that period by more than $6.7 million,” stated Tom Marano, Chief Executive Officer. “We are now in peak ski season and remain encouraged by conditions at our resorts, our performance to date, and the continued strength of our season pass and frequency product sales and CMH reservations. Based on these factors, I am confident we are well positioned for the remainder of the ski season."

Three Months Ended December 31, 2016

Below are the Company's results for the three months ended December 31, 2016 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue increased by $17.2 million, or 16.6%, to $121.2 million, primarily driven by a $19.6 million increase in Mountain revenue.

•
Net loss attributable to Intrawest Resorts Holdings, Inc. improved by $8.6 million, or 31.5%, to $18.7 million, or $(0.47) per diluted share. This growth was primarily attributable to the $17.2 million increase in revenue, offset by a $2.8 million increase in operating expenses and a $5.4 million decrease in other income due to a favorable legal settlement in the prior year period that did not recur in the current year period.

•	Total Adjusted EBITDA improved by $14.0 million to $7.1 million. The increase was largely driven by the Mountain Segment due to increased Skier Visits.

Mountain Segment

•
Mountain revenue increased by $19.6 million, or 24.7%, to $99.0 million, primarily due to a 27.1% increase in Skier Visits driven by the Company's Eastern resorts, which were impacted by unseasonably warm temperatures in the prior year period, and a 23.0% increase in season pass and frequency product revenue recognized during the period.

•
Mountain Adjusted EBITDA improved by $13.6 million to $8.5 million, primarily due to a $19.6 million increase in Mountain revenue, partially offset by a $6.0 million increase in Mountain operating expense primarily related to variable costs associated with the higher visitation volume.

Adventure Segment

•
Adventure revenue increased by $0.9 million, or 7.5%, to $13.3 million, primarily due to an increase in ancillary aviation services revenue driven by the Company's MRO services, which experienced higher billable hours and helicopter part sales.

•
Adventure Adjusted EBITDA improved by $0.6 million, or 17.8%, to a loss of $2.9 million, primarily due to the $0.9 million increase in Adventure revenue partially offset by a $0.6 million increase in Adventure operating expenses.

Real Estate Segment

•
Real Estate revenue decreased by $3.2 million, or 27.9%, to $8.2 million, largely due to the sale of IRCG in the prior year. Excluding IRCG, Real Estate revenue increased by $1.0 million, or 13.7%, due to higher occupancy at our IHM properties.

•
Real Estate Adjusted EBITDA decreased by $0.2 million, or 13.4%, to $1.5 million, primarily due to a $0.8 million decrease of interest income earned from receivables related to IRCG as a result of the disposition in the prior year and a $3.2 million decrease in Real Estate revenue, partially offset by a $3.9 million decrease in Real Estate operating expenses. Excluding IRCG, Real Estate Adjusted EBITDA grew by $0.5 million, or 54.5%.

Fiscal 2017 Outlook
For the full fiscal year 2017, the Company expects Total Segment Revenue in the range of $555 to $585 million, Adjusted EBITDA in the range of $129 to $136 million, and Net income attributable to Intrawest Resorts Holdings, Inc. in the range of $20 to $30 million. The Company's outlook for fiscal 2017 assumes a USD/CAD exchange rate of 1.30 and average snowfall and weather conditions.

Additionally, the Company plans to invest between $46 million and $50 million in capital expenditures in Calendar Year 2017, including an expected $10 million to $12 million of growth and discretionary capital and $36 million to $38 million of maintenance capital.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, February 2, 2017. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (877) 705-6003, or (201) 493-6725 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on February 2, 2017 through midnight Eastern Time on February 15, 2017. To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13653866. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns and/or operates six four-season mountain resorts with approximately 8,000 skiable acres and over 1,100 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; lack of access to adequate supplies of water to make snow and otherwise conduct our operations; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our strategic alliance, real estate development, acquisition and other growth strategies; Steamboat Ski & Resort’s dependence on contracted direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters Inc.’s services;
the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; risks associated with the ownership of a majority of our outstanding common stock by entities managed or controlled by Fortress Investment Group, LLC (collectively "Fortress"), including potential sales of shares held by Fortress, governance rights in our stockholders' agreement with Fortress and potential conflicts of interest; our leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; our limited public float and therefore trading volume and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2016, filed with the Securities and Exchange Commission (“SEC”) on September 8, 2016, as amended, and as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue	$121,161	$103,951	$201,641	$190,155
Operating expenses	119,916	117,074	217,984	220,322
Depreciation and amortization	14,220	14,496	29,390	29,538
Loss (gain) on disposal of assets	1,480	(1,638)	1,139	(2,327)
Loss from operations	(14,455)	(25,981)	(46,872)	(57,378)
Interest expense, net	(9,009)	(9,384)	(18,847)	(18,618)
Earnings (loss) from equity method investments	4,175	1,702	2,787	(1,382)
Loss on extinguishment of debt	(820)	—	(820)	—
Other (expense) income, net	(256)	5,131	218	5,210
Loss before income taxes	(20,365)	(28,532)	(63,534)	(72,168)
Income tax (benefit) expense	(623)	(519)	317	1,268
Net loss	(19,742)	(28,013)	(63,851)	(73,436)
(Loss) income attributable to noncontrolling interest	(1,037)	(708)	(750)	912
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(18,705)	$(27,305)	$(63,101)	$(74,348)

Weighted average shares of common stock outstanding:
Basic and diluted	39,762	45,230	39,762	45,230
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(0.47)	$(0.60)	$(1.59)	$(1.64)

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

Mountain Segment (dollars in thousands except for Key Business Metrics)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Skier Visits	797,794	627,810	169,984	27.1%	797,794	627,810	169,984	27.1%
Revenue per Visit	$110.35	$111.29	$(0.94)	(0.8)%	$110.35	$111.29	$(0.94)	(0.8)%
ETP	$50.92	$49.72	$1.20	2.4%	$50.92	$49.72	$1.20	2.4%
RevPAR	$57.82	$43.97	$13.85	31.5%	$63.46	$53.06	$10.40	19.6%
ADR	$176.77	$152.12	$24.65	16.2%	$157.13	$140.74	$16.39	11.6%

Mountain revenue:
Lift	$41,527	$31,937	$9,590	30.0%	$46,278	$35,941	$10,337	28.8%
Lodging	14,006	11,547	2,459	21.3%	30,967	26,866	4,101	15.3%
Ski School	7,949	6,662	1,287	19.3%	8,622	7,272	1,350	18.6%
Retail and Rental	15,050	11,195	3,855	34.4%	22,653	18,652	4,001	21.5%
Food and Beverage	12,356	10,338	2,018	19.5%	22,709	19,970	2,739	13.7%
Other	8,157	7,757	400	5.2%	21,811	20,493	1,318	6.4%
Total Mountain revenue	$99,045	$79,436	$19,609	24.7%	$153,040	$129,194	$23,846	18.5%
Mountain Adjusted EBITDA	$8,484	$(5,136)	$13,620	n/m	$(9,588)	$(25,923)	$16,335	(63.0)%

Adventure Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Adventure revenue	$13,291	$12,368	$923	7.5%	$31,237	$36,630	$(5,393)	(14.7)%
Adventure Adjusted EBITDA	$(2,867)	$(3,489)	$622	(17.8)%	$(722)	$1,371	$(2,093)	(152.7)%

Real Estate Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Real Estate revenue	$8,226	$11,403	$(3,177)	(27.9)%	$16,505	$23,216	$(6,711)	(28.9)%
Real Estate Adjusted EBITDA	$1,469	$1,697	$(228)	(13.4)%	$3,468	$3,468	$0	0.0%

Total Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Total segment revenue	$120,562	$103,207	$17,355	16.8%	$200,782	$189,040	$11,742	6.2%
Total Adjusted EBITDA	$7,086	$(6,928)	$14,014	(202.3)%	$(6,842)	$(21,084)	$14,242	(67.5)%

The following tables present segment revenue reconciled to consolidated revenue and net income (loss) attributable to the Company reconciled to Adjusted EBITDA and Adjusted EBITDA by segment (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Mountain
Lift	$41,527	$31,937	$46,278	$35,941
Lodging	14,006	11,547	30,967	26,866
Ski School	7,949	6,662	8,622	7,272
Retail and Rental	15,050	11,195	22,653	18,652
Food and Beverage	12,356	10,338	22,709	19,970
Other	8,157	7,757	21,811	20,493
Total Mountain revenue	99,045	79,436	153,040	129,194
Adventure revenue	13,291	12,368	31,237	36,630
Real Estate revenue	8,226	11,403	16,505	23,216
Total segment revenue	120,562	103,207	200,782	189,040
Legacy, non-core and other revenue	599	744	859	1,115
Total revenue	$121,161	$103,951	$201,641	$190,155

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(18,705)	$(27,305)	$(63,101)	$(74,348)
Legacy and other non-core expenses, net	814	2,092	1,617	4,442
Other operating expenses	2,942	1,401	5,049	2,552
Depreciation and amortization	14,220	14,496	29,390	29,538
Loss (gain) on disposal of assets	1,480	(1,638)	1,139	(2,327)
Interest income	(50)	(65)	(120)	(136)
Interest expense	9,059	10,269	18,967	20,431
(Earnings) loss from equity method investments	(4,175)	(1,702)	(2,787)	1,382
Loss on extinguishment of debt	820	—	820	—
Pro rata share of Adjusted EBITDA related to equity method investments	716	853	1,836	1,545
Adjusted EBITDA attributable to noncontrolling interest	1,369	1,029	999	(1,133)
Other expense (income), net	256	(5,131)	(218)	(5,210)
Income tax (benefit) expense	(623)	(519)	317	1,268
(Loss) income attributable to noncontrolling interest	(1,037)	(708)	(750)	912
Total Adjusted EBITDA	$7,086	$(6,928)	$(6,842)	$(21,084)

Mountain Adjusted EBITDA	$8,484	$(5,136)	$(9,588)	$(25,923)
Adventure Adjusted EBITDA	(2,867)	(3,489)	(722)	1,371
Real Estate Adjusted EBITDA	1,469	1,697	3,468	3,468
Total Adjusted EBITDA	$7,086	$(6,928)	$(6,842)	$(21,084)